EXHIBIT 10.57

FULL RECOURSE PROMISSORY NOTE

Redwood City, California

$2,000,000.00	July 19, 2002

This Full Recourse Promissory Note (the “Note”) is hereby tendered by Warren Jenson, an individual (“Promissor”) to Electronic Arts Inc., a Delaware corporation (the “Company”) as provided in that Letter Agreement dated June 21, 2002 between Promissor and the Company (the “Letter Agreement”).

1.    Obligation.    For value received, receipt of which is hereby acknowledged, Promissor hereby promises to pay to the order of the Company on or before June 24, 2006 (the “Due Date”) at the Company’s principal place of business located at 209 Redwood Shores Parkway, Redwood City, California 94065, or at such other place as the Company may direct, the principal sum of Two Million Dollars and No Cents ($2,000,000.00). Except as provided in Section 3 below, no interest will accrue or be payable by Promissor on the principal sum. Payments hereunder shall be made in lawful tender of the United States.

2.    Events of Default.    Promissor will be deemed to be in default under this Note upon the occurrence of any of the following events (each an “Event of Default”): (i) upon Promissor’s voluntary resignation of his employment by the Company before June 24, 2006; or (ii) Promissor’s employment by the Company is terminated for cause before June 24, 2006. For the purposes of this Note and this Section 2, the following definitions shall apply:

“Cause” means with respect to Promissor: (i) Promissor’s willful and repeated (A) neglect of his material duties with the Company (other than due to death or incapacity due to physical or mental illness) or (B) breach of a material policy, standard or regulation of the Company, (ii) willfully dishonest, unethical or fraudulent conduct of Promissor, which, in the reasonable opinion of the Board of Directors of the Company is injurious to the Company, or (iii) willful commission by employee of a criminal act which in the reasonable opinion of the Board of Directors of the Company materially discredits or is materially detrimental to the reputation of the Company.

“Willful” means an action, or failure to take action, by Promissor in bad faith or without a reasonable belief that such action or failure to act was in the best interests of the Company.

3.    Acceleration; Remedies On Default.    Upon the occurrence of any Event of Default, at the option of the Company, all amounts owed under this Note shall become due and payable, without notice or demand on the part of the Company, sixty (60) days from the occurrence of the Event of Default (the “Accelerated Due Date”). The Company will have, in addition to its rights and remedies under this Note, full recourse against any real, personal, tangible or intangible assets of Promissor, and may pursue any legal or equitable remedies that are available to it. Interest shall accrue from the Accelerated Due Date on all unpaid amounts at the rate of the lower of ten percent (10%) per annum, compounded monthly or the highest rate permitted by law.

4.    Prepayment.    Prepayment of principal and/or other amounts owed under this Note may be made at any time without penalty. Unless otherwise agreed in writing by the Company, each payment will be applied to the extent of available funds from such payment in the following order: (i) first to the accrued and unpaid costs and expenses under the Note or the Pledge Agreement, (ii) then to accrued but unpaid interest, and (iii) lastly to the outstanding principal.

5.    Waiver.    Promissor hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence.

6.    Forgiveness of Principal Sum.    In the event that Promissor is a full time employee of the Company as of June 24, 2006, or in the event that Promissor’s employment with the Company terminates prior to June 24,

2006 due to death or permanent disability of Promissor or for any reason other than circumstances constituting an Event of Default, then the principal amount of this Note shall be forgiven as of June 24, 2006, and Promissor’s obligations hereunder shall thereafter be null and void.

7.    No Guarantee of Employment.    Nothing in this note confers on Promissor any right to continue in the employ of the Company or limits in any way the right of the Company to terminate Promissor’s employment at any time, with or without cause.

8.    Governing Law; Waiver.    The validity, construction and performance of this Note will be governed by the internal laws of the State of California, excluding that body of law pertaining to conflicts of law.

9.    Successors and Assigns.    This Note is personal to Promissor and may not be transferred or assigned by Promissor. This Note will inure to the benefit of the permitted heirs, personal representatives, successors and assigns of the parties hereto.

10.    Modification; Entire Agreement.    This Note will not be amended without the written consent of both parties hereto. This Note, together with the Letter Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter.

11.    Attorneys’ Fees.    If suit is brought for collection of this Note, Purchaser agrees to pay all reasonable expenses, including attorneys’ fees, incurred by the holder in connection therewith whether or not such suit is prosecuted to judgment.

IN WITNESS WHEREOF, Promissor and the Company have each executed this Note as of the date and year first above written.

THE COMPANY
ELECTRONIC ARTS INC.

By:	/s/ RUTH A. KENNEDY
Title: Sn VP

PROMISSOR

By:	/s/ WARREN C. JENSON
Warren Jenson

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